UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  October 31, 2012

PIONEER POWER SOLUTIONS, INC. (Exact name of registrant as specified in its charter)

Delaware	27-1347616
(State of incorporation)	(I.R.S. Employer Identification No.)

400 Kelby Street, 9th Floor
Fort Lee, New Jersey 07024
(Address of principal executive offices)

(212) 867-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 31, 2012, Jefferson Electric, Inc. (“Jefferson”), a wholly-owned subsidiary of Pioneer Power Solutions, Inc. (the “Company”), entered into an amendment (the “Amendment”) with respect to its loan and security agreement (as amended, the “Loan Agreement”) with Johnson Bank (the “Bank”).  Pursuant to the Amendment, among other things:

•	the maturity date of the Loan Agreement was extended to October 31, 2013;

•
the interest rate decreased from the Bank’s reference rate plus 2.0% per annum to a floating rate subject to a pricing grid, ranging from 2.25% to 3.50% above one month LIBOR, depending on Jefferson’s debt service coverage ratio;

•	references to the $4.5 million term credit facility were removed, as this facility was fully repaid in July 2012;

•	Jefferson is required to maintain a balance in its demand deposit account of not less than $100,000; and

•	Jefferson’s tangible net worth minimum requirement was fixed at $(1,150,000).

The Loan Agreement continues to require Jefferson to comply with certain financial covenants, including a requirement to exceed a minimum quarterly target for tangible net worth and maintain a minimum debt service coverage ratio.  The Loan Agreement also continues to restrict Jefferson’s ability to pay dividends or make distributions, advances or other transfers of assets.  Borrowings under the Loan Agreement continue to be collateralized by substantially all the U.S. assets of Jefferson and guaranteed by the Company and an officer of Jefferson.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, INC.

Dated: November 6, 2012	By:	/s/ Andrew Minkow
Name: Andrew Minkow Title: Chief Financial Officer